EXHIBIT 4.2

[FORM OF RESTRICTED STOCK AGREEMENT]

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of January ___, 2018 (the “Grant Date”), by and between Nemus Biosciences, Inc., a Nevada corporation (the “Corporation”) and _______________ (the “Restricted Stockholder”).

WHEREAS, the Corporation’s Board of Directors has determined that it would be to the advantage and in the best interest of the Corporation to issue shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), subject to certain restrictions thereon (the “Restricted Stock”), as provided for herein to the Restricted Stockholder, and has advised the Corporation thereof and instructed the undersigned officer to issue said Restricted Stock.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

AWARD OF RESTRICTED STOCK

Section 1.1 – Award of Restricted Stock

For good and valuable consideration, receipt of which is acknowledged by the Corporation, on the Grant Date the Corporation hereby issues to the Restricted Stockholder __________ shares of Common Stock upon the terms and conditions set forth in this Agreement.

ARTICLE II.

RESTRICTIONS

Section 2.1 – Forfeiture of Restricted Stock

Subject to Section 2.2 hereof, upon the Restricted Stockholder’s termination of employment or service with the Corporation for any or no reason, any portion of the award (and the Restricted Stock subject thereto) which has not vested prior to or in connection with such termination of service or employment (after taking into consideration any accelerated vesting and lapsing of Restrictions, if any, which may occur in connection with such termination of service or employment, including under Section 2.2 hereof) shall thereupon be forfeited immediately and without any further action by the Corporation or the Restricted Stockholder, and the Restricted Stockholder shall have no further right or interest in or with respect to such Restricted Stock or such portion of the award. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 2.5 hereof and the exposure to forfeiture set forth in this Section 2.1.

Section 2.2 – Lapse of Restrictions; Severance

(a) Subject to paragraph (b) below and to Section 2.1 hereof, the Restrictions shall lapse in two substantially equal 50% installments on each of the first and second anniversaries of the Grant Date.

(b) In the event that the Restricted Stockholder’s [or K2C, Inc.’s a California corporation (“Contractor”)]1 employment or service is terminated by the Corporation without Cause, then subject to the Restricted Stockholder’s timely execution and non-revocation of a general release of claims against the Corporation in a form attached hereto as Exhibit A (the “Release”): (i) the Restricted Stockholder [or Contractor] shall be entitled to receive a cash severance payment equal to six months of the Base Compensation, payable in substantially equal installments in accordance with the Corporation’s normal payroll procedures during six-month period following the termination date; provided, however, that no such payments shall be made prior to the first payroll date occurring on or after the 30th day following the termination date (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); and (ii) each then-unvested Corporation stock option and restricted stock award held by the Restricted Stockholder [or Contractor] (including the Restricted Stock) shall conditionally vest in full and, as applicable, become exercisable on the termination date (and such vesting shall become unconditional upon the Restricted Stockholder’s execution and non-revocation of the Release).

(c) For purposes of this Agreement the following definitions shall apply:

“Base Compensation” means [the Restricted Stockholder’s annual base salary rate in effect immediately prior to the termination of employment],2 determined without regard to any reduction in [annual base salary]3 that occurs on or after the Grant Date.

“Cause” shall mean Restricted Stockholder’s [or Contractor’s] criminal misconduct, gross negligence, act of moral turpitude, misappropriation of funds or embezzlement against the Corporation, or failure or refusal (whether willful, reckless or negligent) to substantially perform the responsibilities and duties to the Corporation (other than a failure caused by temporary disability) as may be specified in a separate agreement in effect as of the date hereof.

Section 2.3 – Legends

Certificates representing Restricted Stock issued pursuant to this Agreement (if any) shall, until all Restrictions imposed pursuant to this Agreement lapse or have been removed and the shares of Restricted Stock have thereby become vested or the shares of Restricted Stock represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Board):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN NEMUS BIOSCIENCE, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

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Section 2.4 – Escrow

The Secretary of the Corporation or such other escrow holder as the Board may appoint may retain physical custody of any certificates representing the shares of Restricted Stock until all of the Restrictions lapse or shall have been removed; in such event, the Restricted Stockholder shall not retain physical custody of any certificates representing unvested shares of Restricted Stock issued to him or her. The Restricted Stockholder, by acceptance of the award, shall be deemed to appoint, and does so appoint, the Corporation and each of its authorized representatives as the Restricted Stockholder’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares of Restricted Stock (or shares of Restricted Stock otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to this Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

Section 2.5 – Restricted Stock Not Transferable

Until the Restrictions hereunder lapse or expire pursuant to this Agreement, neither the Restricted Stock (including any shares received by holder thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Restricted Stockholder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 2.5 shall not prevent transfers by will or by the applicable laws of descent and distribution or pursuant to a “qualified domestic relations order” within the meaning of Section 414(p) of the Code.

Section 2.6 – Restrictions on New Shares

Subject to Section 2.2 hereof, in the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Corporation or of another corporation or other entity by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, such new or additional or different shares or securities which are issued upon conversion of or in exchange or substitution for shares of Restricted Stock which are then subject to Restrictions shall be considered to be Restricted Stock and shall be subject to all of the Restrictions, unless the Committee provides for the expiration of the Restrictions on the shares of Restricted Stock underlying the distribution of the new or additional or different shares or securities.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 – Removal of Notations; Delivery of Certificates Upon Vesting

As soon as administratively practicable after the vesting of any shares of Restricted Stock subject to the award pursuant to Section 2.2 hereof, the Corporation shall, as applicable, either remove the notations on any shares subject to the award issued in book entry form which have vested or deliver to the Restricted Stockholder a certificate or certificates evidencing the number of shares subject to the award which have vested (or, in either case, such lesser number of shares as may be permitted pursuant to Section 3.8 hereof). The Restricted Stockholder (or the beneficiary or personal representative of the Restricted Stockholder in the event of the Restricted Stockholder’s death or incapacity, as the case may be) shall deliver to the Corporation any representations or other documents or assurances required by the Corporation. The shares of Common Stock so delivered shall no longer be subject to the Restrictions hereunder.

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Section 3.2 – Conditions to Issuance of Stock Certificates

Shares of Restricted Stock may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Corporation. Upon the issuance of the shares of Restricted Stock, such shares shall be fully paid and nonassessable. The shares of stock issued pursuant to this Agreement shall be held in book entry form and no certificates shall be issued therefor; provided, however, that certificates may be issued for shares of stock issued pursuant to this Agreement at the request of the holder and in accordance with the charter documents and bylaws of the Corporation, as amended and supplemented from time to time. The Corporation shall not be required to issue such shares in book entry or certificated form prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(c) The receipt by the Corporation of full payment of any applicable withholding or other employment tax to the Corporation with respect to the issuance or vesting of such shares; and

(d) The lapse of all Restrictions with respect to the shares to be represented by such book entry or certificate(s).

Section 3.3 – Attorney-in-Fact; Stop-Transfer Orders, Etc.

(a) The Restricted Stockholder hereby authorizes and directs the Secretary of the Corporation or such other person designated by the Corporation to transfer, if necessary, the shares of Restricted Stock which are subject to the Restrictions from the Restricted Stockholder to the Corporation, in the event of the forfeiture of such shares pursuant to Section 2.1 hereof.

(b) To insure the availability for delivery of the Restricted Stock upon forfeiture of such shares pursuant to Section 2.1 hereof, the Restricted Stockholder hereby appoints the Secretary of the Corporation as its attorney-in-fact to sell, assign and transfer unto the Corporation, such shares, if any, forfeited pursuant to this Agreement, and hereby agrees to executive such documents as requested by the Corporation to effectuate such sale, assignment or transfer.

(c) To ensure compliance with the Restrictions, the provisions of the charter documents of the Corporation, state and Federal securities and other laws and for other proper purposes, the Corporation may issue appropriate “stop transfer” and other instructions to its transfer agent with respect to the Restricted Stock. The Corporation shall immediately notify the transfer agent as the Restrictions lapse.

Section 3.4 – Notices

All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Restricted Stockholder at the address contained in the records of the Corporation, or addressed to the Board, care of the Corporation for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

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Section 3.5 – Rights as Stockholder

Except as otherwise provided herein, the holder of the Restricted Stock shall have all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and the right to receive all dividends or other distributions (including extraordinary distributions) paid or made with respect to the Restricted Stock; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Restricted Stock that is subject to the Restrictions shall also be subject to the Restrictions; provided, further, that prior to the issuance of a share of Common Stock in connection with the lapse of Restrictions on a share of Restricted Stock, the Restricted Stockholder hereby acknowledges and agrees that he shall vote such share of Restricted Stock in accordance with the recommendation of the Board (if any).

Section 3.6 – Conformity to Securities Laws

The Restricted Stockholder acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations (including, but not limited to, the Securities Act of 1933, as amended and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Restricted Stock is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement and the Restricted Stock shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.7 – Amendments

This Agreement may be amended only with the written consent of both the Corporation and the Restricted Stockholder.

Section 3.8 – Tax Withholding

The Corporation shall be entitled to require payment in cash or deduction from other compensation payable to the Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, lapse of Restrictions or payment of the Restricted Stock. Notwithstanding any other provision of this Agreement, the number of shares of Common Stock which may be sold or withheld with respect to the issuance, vesting, lapse of Restrictions or payment of the Restricted Stock (or which may be repurchased from the Restricted Stockholder) in order to satisfy the Restricted Stockholder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, lapse of Restrictions or payment of the Restricted Stock shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities up to the maximum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

Section 3.9 – Not a Contract of Service Relationship

Nothing in this Agreement shall confer upon the Restricted Stockholder any right to continue in the service of the Corporation, or shall interfere in any way the rights of the Corporation, which are hereby expressly reserved, to discharge the Restricted Stockholder at any time for any reason whatsoever, with or without cause (except to the extent expressly provided in a written agreement between the Corporation and the Restricted Stockholder).

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Section 3.10 – Governing Law; Arbitration

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada, without regard to its choice-of-laws or conflicts-of-law rules. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, shall be submitted to, and determined by, arbitration if good faith negotiations among the parties hereto, if any, do not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by Judicial Arbitration Mediation Services, Inc./ENDISPUTE (“JAMS”), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures: (a) the Corporation on the one hand and Restricted Stockholder on the other hand shall appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days; if the party-appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules; (b) reasonable discovery shall be allowed in arbitration; (c) all proceedings before the arbitrators shall be held in Orange County, California; (d) the award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; (e) the award rendered by the arbitrators shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys’ fees from the other party, (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrators. The arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

Section 3.11 – Code Section 409A

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Internal Revenue Code Section 409A, together with Department of Treasury regulations and other official guidance promulgated thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Corporation determines that any compensation or benefits payable under this Agreement may not be either compliant with or exempt from Section 409A, the Corporation may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, that the Corporation determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that (A) no such action shall be taken without the Restricted Stockholder’s written consent to the extent that any such action would adversely affect such the Restricted Stockholder’s rights hereunder, and (ii) this Section 3.11(a) shall not create any obligation on the part of the Corporation or any of its affiliates to adopt any such amendment, policy or procedure or take any such other action, nor shall the Corporation or any of its affiliates have any liability for failing to do so.

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(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Restricted Stockholder’s “separation from service” from the Corporation (within the meaning of Section 409A).

(c) Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Restricted Stockholder [or Contractor] under this Agreement during the six-month period following Restricted Stockholder’s “separation from service” (within the meaning of Section 409A) to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Restricted Stockholder’s death), the Restricted Stockholder shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Restricted Stockholder during such six-month period without interest thereon.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

NEMUS BIOSCIENCE, INC., a Nevada corporation

By:
Name:
Title:

RESTRICTED STOCKHOLDER

________________________

Name:

EXHIBIT A

GENERAL RELEASE AND WAIVER

FORM OF RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Nemus Bioscience, Inc. (the “Corporation”), and each of the Corporation’s partners, associates, affiliates, parents, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, representatives, and all persons acting by, through, or under them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date hereof (hereinafter called “Claims”).

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the undersigned’s service with the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any claim for benefits under any stock option, restricted stock or other equity-based incentive plan of the Releasees, or any of them (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment or service; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment or service of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the California Labor Code, the California Family Rights Act and the California Fair Employment and Housing Act, each as amended. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims (and such rights or claims shall not be included in the definition of “Claims”) of the undersigned (i) with respect to payments or benefits to which the undersigned may be entitled under Section 2.2 of that certain Restricted Stock Agreement dated [January 17, 2018], (ii) to accrued or vested benefits (as of the date hereof) the undersigned may have, if any, under any applicable plan, policy, program, arrangement or agreement of any of the Releasees, (iii) for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Corporation or under the bylaws, certificate of incorporation of other similar governing document of the Corporation, (vi) which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(1) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(2) HE HAS FORTY-FIVE (45) DAYS FROM HIS OR HER SEPARATION FROM SERVICE TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(3) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]4

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned shall pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Nothing herein shall prevent the undersigned from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Releasees, and by raising or asserting any such defense, the undersigned shall not become obligated to pay attorneys’ fees under this paragraph.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by him with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________________, 20__.

[NAME]